                                                               EXHIBIT 11

                         HICKOK INCORPORATED
           CONSOLIDATED STATEMENT OF COMPUTATION OF EARNINGS
                 PER COMMON SHARE AND SHARE EQUIVALENTS

                                           Year Ended September 30,
                                           ------------------------

                                       2001          2000          1999
                                       ----          ----          ----

NET INCOME
----------
Net income <loss> applicable to
common shares for basic earnings
per share                         $  (662,106)  $  (410,604)  $  (268,171)
                                  ------------  ------------  ------------

Net income <loss> applicable to
common shares for diluted
earnings per share                $  (662,106)  $  (410,604)  $  (268,171)
                                  ------------  ------------  ------------

SHARES OUTSTANDING
------------------
Weighted average shares for basic
earnings per share                  1,218,374     1,204,276     1,199,416

Net effect of dilutive stock
options - based on the treasury
stock method using year-end
market price, if higher than
average market price                   -     *       -     *       -     *

Total shares for diluted earnings
per share                           1,218,374     1,204,276     1,199,416

Basic Earnings Per Common Share   $      (.54)  $      (.34)  $      (.22)
                                  ------------  ------------  ------------

Diluted Earnings Per Common Share $      (.54)  $      (.34)  $      (.22)
                                  ------------  ------------  ------------

*  Net effect of stock options was antidilutive for the period.